SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

[(Amendment No. ___)]

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c)orss. 240.14a-12

CHELSEA PROPERTY GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fee previously paid with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CHELSEA PROPERTY GROUP, INC.

Notice of Annual Meeting of Stockholders
to be held June 6, 2002

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chelsea Property Group, Inc. (the “Company”) will be held at The Westin Morristown Hotel, 2 Whippany Road, Morristown, New Jersey, on June 6, 2002 at 10:00 in the morning for the following purposes:

1. 2. 3. 4.	To elect three Directors.

To approve the Long-Term Incentive Plan.

To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002.

To transact such other business as may properly come before the meeting, or any adjournment thereof.

          Stockholders of record at the close of business on April 19, 2002, shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors Denise M. Elmer Secretary

Dated: April 26, 2002
Roseland, New Jersey

           IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

CHELSEA PROPERTY GROUP, INC.
103 EISENHOWER PARKWAY
ROSELAND, NEW JERSEY 07068

PROXY STATEMENT

          The accompanying Proxy is solicited by the Board of Directors of Chelsea Property Group, Inc., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on June 6, 2002, at 10:00 in the morning, or any adjournment thereof, at which stockholders of record at the close of business on April 19, 2002 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

          Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.

          There is being mailed herewith to each stockholder of record the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2001. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 26, 2002.

          On April 19, 2002, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 18,916,942 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

          It is expected that the following business will be considered at the meeting and action taken thereon:

1. ELECTION OF DIRECTORS

          Pursuant to the By-Laws of the Company, the number of Directors of the Company has been set at seven members who are divided into three classes serving staggered three-year terms of office. It is proposed to elect three Class III Directors at this Meeting to hold office for a three-year term until the 2005 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Class I and Class II Directors will be elected at the Annual Meetings to be held in 2003 and 2004, respectively, for three-year terms, and until their respective successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to the nominees and also with respect to each Director whose term of office will continue after this Meeting.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Year Term of Office Will Expire	Served as a Director Since

David C. Bloom	45	Chairman of the Board and Chief Executive Officer of the Company since 1993; founder and principal of The Chelsea Group, a predecessor of the Company (“Chelsea”), and President of Chelsea from 1985 until formation of the Company.	2005	1993

Barry M. Ginsburg	64	Retired; Vice Chairman of the Company from 1993 to 1999; principal in Ginsburg Craig Associates (a predecessor of the Company) and its predecessor companies from 1986 to 1993; employed by Dansk International Designs, Ltd. from 1966 through 1985, serving as corporate Chief Operating Officer and Director from 1980 to 1985.	2005	1993

Philip D. Kaltenbacher	64	Chairman of the Board of Directors and Chief Executive Officer of Seton Company, a manufacturer of leather and chemicals since 1974; Commissioner of The Port Authority of New York and New Jersey from September 1985 through February 1993, and Chairman from September 1985 through April 1990.	2005	1993

DIRECTORS WHOSE TERM OF OFFICE WILL
CONTINUE AFTER MEETING

William D. Bloom	39	Vice Chairman of the Company since 2000; Executive Vice President of the Company from 1993 to 1999; employed by Chelsea from 1986 until formation of the Company.	2003	1995

Brendan T. Byrne	78	Senior partner in the law firm of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein since 1982; Governor of New Jersey from 1974 to 1982; former prosecutor Essex County (New Jersey), President of the Public Utility Commission, Assignment Judge of the New Jersey Superior Court, Vice President of the National District Attorneys Association, Trustee of Princeton University, Chairman of the Princeton University Council on New Jersey Affairs, Chairman of the United States Marshals Foundation, Commissioner of the New Jersey Sports and Exposition Authority and Chairman of the National Commission on Criminal Justice Standards and Goals (1977); serves on a Board of the National Judicial College.	2004	1993

Robert Frommer	67	Managing member of Chatham Development Partners, LLC; Principal of Robert Frommer Associates, a real estate consulting firm, from 1991 to 2000; President of PG&E Properties, Inc. from 1993 to 1998; President of The Harlan Company from 1987 to 1991; Executive Vice President of Urban Investment & Development Company, a wholly-owned subsidiary of Aetna Life & Casualty Company, from 1972 to 1984; Vice President for Institutional Facilities for New York University from 1984 to 1987.	2003	1993

Reuben S. Leibowitz	54	Managing Director of E.M. Warburg, Pincus & Co., LLC (“Warburg, Pincus”), a private equity investment firm; associated with Warburg, Pincus since 1984.	2003	1993

           Mr. Leibowitz is Chairman of the Board of Grubb & Ellis Company and a director of Price Legacy Corporation. Mr. Byrne is a director of Mack-Cali, Inc. David Bloom and William Bloom are brothers.

          The Company’s Board of Directors has several committees, consisting of an Audit Committee, a Compensation Committee and an Executive Committee. The functions of the Audit Committee (which consists of Messrs. Byrne, Kaltenbacher and Leibowitz) include recommending to the Board of Directors the engaging and discharging of the independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the independence of the independent auditors, including the range of audit and non-audit fees, and reviewing the adequacy of the Company’s system of internal accounting controls. The functions of the Compensation Committee (which consists of Messrs. Byrne, Frommer and Leibowitz) include determining compensation for the Company’s executive officers, and administering the Company’s Stock Option Plans (the “Option Plans”) and the Long Term Incentive Plan (the “Incentive Plan”). The Executive Committee consists of Messrs. D. Bloom, Ginsburg and Leibowitz.

          In the fiscal year ended December 31, 2001, there were four meetings of the Audit Committee, one meeting of the Compensation Committee and four meetings of the Board of Directors. Each Director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Compensation of Directors

          The Company pays its directors who are not principals of or representatives of principals of the Company’s predecessors an annual fee of $20,000 and a per meeting fee of $2,000 (for each directors’ meeting attended), and each such director is reimbursed for expenses incurred in attending meetings. In addition, three of such directors have received 30,000 stock options and the remaining such director 15,000 stock options, each at an exercise price equal to the closing price on the day the options were granted, with each such set of options vesting over five years.

Executive Compensation

          The following table sets forth certain information regarding compensation paid by the Company to its Chief Executive Officer and to each of the four most highly compensated executive officers whose salary and bonus for 2001 exceeded $100,000. The amount reported under “Other Annual Compensation” in the table below represents a five-year bonus payable under the Company’s prior long-term incentive plan based on performance of the Company during the five years ended December 31, 2001, which bonus became fully vested at December 31, 2001 and was paid in cash in March 2002.

SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                    Annual Compensation             Compensation
                                          ---------------------------------------   -------------
                                                                       Other
                                                                       Annual         Stock         All Other
                                          Salary       Bonus      Compensation (1)   Options       Compensation
Name and Principal Position   Year           $           $               $              #              (2)
                                                                                                        $
----------------------------- ---------- ---------- ------------ -------------------------------- ---------------

David C. Bloom                2001        450,000      65,500        2,520,000          -           10,500
  Chief Executive Officer     2000        400,000     104,000            -          300,000(3)       6,460
                              1999        338,000     199,420            -              -           10,000

Leslie T. Chao                2001        400,000     230,000        1,620,000          -           10,500
  President                   2000        350,000     281,750            -              -           10,500
                              1999        260,625     153,769            -              -           10,000

Thomas J. Davis               2001        375,000     238,125        1,620,000          -           10,500
  Chief Operating Officer     2000        325,000     266,500            -              -           10,500
                              1999        235,125     138,724            -              -            9,390

William D. Bloom              2001        300,000        -           1,080,000          -           10,126
  Vice Chairman               2000        250,000      81,250            -          180,000(3)       2,693
                              1999        209,000     123,310            -              -            8,025

Michael J. Clarke             2001        240,000     163,200       1,080,000        -              10,500
  Chief Financial Officer     2000        196,650     165,186           -            -              10,500
                              1999        190,000     117,800           -            -              10,000

__________

(1)           Consists of cash payments made in March 2002 under a five-year deferred incentive compensation program that ended as of December 31, 2001.

(2)           Consists of employee contributions to the Company's 401(k) Plan as a tax deferral.

(3)           For the years ending December 31, 2000, 2001 and 2002, David Bloom and William Bloom have agreed to receive $200,000 and $120,000 per annum, respectively, of their bonus by receiving options to purchase 100,000 shares and 60,000 shares of Common Stock per annum, respectively, at an exercise price of $27.8125 per share. Pursuant to these agreements, David Bloom and William Bloom received options to purchase an aggregate of 300,000 shares and 180,000 shares, respectively, for such three-year period; provided, however, that if their employment with the Company is terminated prior to the end of such three years, a pro rata portion of the stock options will be forfeited. William Bloom did not earn a bonus in 2001; therefore the 60,000 share grant related to 2001 was forfeited.

Options Granted

          There were no stock options granted to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2001.

          The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2001 and outstanding options at December 31, 2001.

AGGREGATED OPTION/SAR EXERCISES IN 2001 AND
DECEMBER 31, 2001 OPTION/SAR VALUES

                                                      Number of Securities
                       Shares                        Underlying Unexercised       Value of Unexercised in-the-
                     Acquired on      Value             Options/SARs at              Money Options/SARs at
  Name               Exercise(#)   Realized($)        December 31, 2001(#)          December 31, 2001($)(1)
  ----               -----------   -----------        --------------------          -----------------------
                                                  Exercisable    Unexercisable    Exercisable    Unexercisable
                                                  -----------    -------------    -----------    -------------

David C. Bloom          5,404         65,388        228,206         220,000        5,091,729       4,499,500
Leslie T. Chao            -             -           104,500          30,000        2,075,138         363,000
William D. Bloom        4,278         51,764        103,610          70,000        2,194,742       1,398,250
Thomas J. Davis           -             -            65,000          10,000        1,161,500         121,000
Michael J. Clarke       1,200         30,870         30,700           4,000          708,008          48,400

(1)           Assumes, for all unexercised in-the-money options, the difference between fair market value of $49.10 per share at December 31, 2001 and the exercise price of the options ranging from $23.375 to $37.00 per share.

Compensation Committee Interlocks and Insider Participation

          Brendan T. Byrne, Robert Frommer and Reuben S. Leibowitz are members of the Compensation Committee. None of the executive officers of the Company has served on the Board of Directors or compensation committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board of Directors or Compensation Committee.

          Effective August 1, 1997, Robert Frommer and the Company entered into a Consulting Agreement pursuant to which Mr. Frommer agreed to perform services for the Company in connection with the development and operation of manufacturers outlet centers in Japan and Hawaii. The agreement provided for payments to Mr. Frommer of $10,000 per month and was terminated by the Company on December 31, 1999. In addition, during the agreement period and for four years after the termination of the agreement, Mr. Frommer will be entitled to a fee of 1% of the development costs, up to a maximum amount of $500,000 per project, on all projects in which he was involved in Japan or Hawaii. During 2000 and 2001, Mr. Frommer received $541,045 and $500,000, respectively, for fees and expenses under this agreement.

Compensation Committee Report on Executive Compensation

          The Compensation Committee currently consists of Brendan T. Byrne, Robert Frommer and Reuben S. Leibowitz. The Compensation Committee is responsible for determining the level of compensation paid to the Chief Executive Officer, approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Option Plans and Incentive Plan and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry. The Company’s compensation program for 2001 consisted of salary and bonuses designed to motivate individuals to enhance the long-term value of the Company’s stock.

          The amount of compensation to be paid to an executive officer is generally based upon the Compensation Committee’s subjective analyses of each individual’s performance, contributions to the Company and responsibilities to be undertaken on behalf of the Company. The Committee did not use any specific qualitative or quantitative measures or factors in assessing individual performance. The Committee reviewed the Company’s performance and salaries paid by its two public competitors, Prime Retail, Inc. and Tanger Factory Outlet Centers, Inc. In reviewing these criteria, the Committee determined that the Company’s earnings exceeded that of its competitors, while the salaries of its executive officers were comparable. In addition, the Company’s common stock substantially outperformed the stock of its competitors. In 2002, the Compensation Committee increased the salary of each of its executive officers based on the performance of the Company in 2001 and upon its knowledge of salaries paid by competitors of the Company as disclosed in public documents.

          The Company has established a bonus plan for the Senior Executives which has been approved by the Compensation Committee and provides for bonuses of up to 100% of the Senior Executive’s base salary. The award of any bonus compensation, however, is dependent on meeting or exceeding the Company’s internal funds from operations forecast. In 2001, this forecast was exceeded. Bonus compensation levels above the forecast will be established at the discretion of the Compensation Committee.

          Stock-based compensation is also an important element of the Company’s compensation program. The 1993 Option Plan and 2000 Stock Option Plan were adopted and approved by the Board of Directors to allow the Company to grant options to purchase shares of the Company. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the Option Plans, the size of a particular award based upon its subjective assessment of the individual’s performance, responsibility and functions and how this performance may have contributed to the Company’s performance. The Compensation Committee believes awards pursuant to the Option Plans align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will be benefited under such options only if the other shareholders of the Company also benefit. The purpose of the Option Plans is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. All options granted under the Option Plans have been granted at the fair market value of the Company’s Common Stock on the date of grant. The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. In addition, in determining whether and how many options or shares should be granted or awarded, the Compensation Committee considers the number of options held by executive officers. Since stock options are tied to the future performance of the Company’s Common Stock, they will provide value only if the price of the Company’s Common Stock exceeds the exercise price of the options.

          Certain of the Company’s executive officers also participate in the Incentive Plan, which is designed to provide a strong incentive to participants to improve the Company’s performance. In addition, the Incentive Plan requires the continued employment of participants over five years in order to receive the full benefits under the Incentive Plan. No units were awarded in 2001 under the Incentive Plan. The existing plan ended as of December 31, 2001 and all payments thereunder were made in March 2002.

          The Chief Executive Officer’s salary and bonus for 2001 were based on the Compensation Committee’s subjective analysis of his performance and contributions to the Company. The Compensation Committee used its knowledge of salaries and bonuses paid by competitors of the Company to their chief executive officers, as well as the performance of the Company’s competitors. Mr. Bloom’s salary and bonus were comparable to those paid by the Company’s publicly-owned competitors to their chief executive officers. In determining his bonus, the Committee noted that the Company’s earnings and stock prices exceeded or outperformed its competitors, while his bonus was comparable to those paid by its competitors to their chief executive officers.

          The Internal Revenue Code of 1986, as amended, was amended in 1993 with respect to the ability of publicly-held corporations such as the Company to deduct compensation in excess of $1,000,000 per individual, other than performance-based compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Incentive Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code.

The Compensation Committee

Brendan T. Byrne
Robert Frommer
Reuben S. Leibowitz

Audit Committee Report

          The Audit Committee is comprised of Brendan T. Byrne, Philip D. Kaltenbacher and Reuben S. Leibowitz, all of whom are independent directors as required by the rules of the New York Stock Exchange. The Audit Committee operates under a written charter which was adopted by the Board on June 8, 2000. The Audit Committee recommends and the Board appoints the Company’s independent accountants.

          Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

          The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm’s independence. The Audit Committee also considered whether the provision by Ernst & Young LLP of certain other non-audited related services to the Company is compatible with maintaining such auditors’ independence.

          Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Audit Committee

Brendan T. Byrne
Philip D. Kaltenbacher
Reuben S. Leibowitz

Stockholder Return Performance Presentation

          The following line graph sets forth for the period December 31, 1996, through December 31, 2001, a comparison of the cumulative total stockholder return (in percent) on the Company’s Common Stock compared to the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”), the NAREIT Equity REIT Total Return Index and the index of the Company and the two other publicly traded factory outlet REITs (“Outlet REIT Peer Group”), prepared by SNL Financial. The Outlet REIT Peer Group consists of Prime Retail, Inc. and Tanger Factory Outlet Centers, Inc.

          The graph assumes that the value of the investment in each of the Company’s Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

           The stock price performance shown on the graph below is not necessarily indicative of future price performance.

CHELSEA PROPERTY GROUP, INC.
TOTAL RETURN PERFORMANCE

                                                                     Period Ending
                                         -----------------------------------------------------------------------
Index                                       12/31/96    12/31/97    12/31/98    12/31/99    12/31/00   12/31/01
----------------------------------------------------------------------------------------------------------------
Chelsea Property Group, Inc.                  100.00      118.02      118.72      108.48      147.16     209.88
NAREIT All Equity REIT Index                  100.00      120.26       99.21       94.63      119.59     136.24
Outlet REIT Peer Group                        100.00      121.46       94.75       73.98       39.35      36.78

Security Ownership of Certain Beneficial Owners and Management

          As of March 31, 2002, to the knowledge of the Company, the following is a schedule of all persons who beneficially owned more than 5% of the outstanding stock of the Company:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock

RREEF America LLC 875 N. Michigan Avenue Chicago, IL 60611	2,168,718	11.5%

Cohen & Steers Capital Management 757 Third Avenue New York, NY 10017	1,632,000(1)	8.6%

David C. Bloom c/o Chelsea Property Group, Inc. 103 Eisenhower Parkway Roseland, NJ 07068(2)	1,256,461	6.3%

(1)           As of December 31, 2001.

(2)           Includes limited partnership interests in the Partnership (the "Units") convertible into shares of Common Stock of the Company and vested options to purchase shares of Common Stock under the Company's Option Plans.

           The following table sets forth information concerning the security ownership of directors and executive officers as of March 31, 2002.

Name	Number of Shares Beneficially Owned (1)	Percent of Stock

David C. Bloom(2)
William D. Bloom (2)
Brendan T. Byrne (2)
Leslie T. Chao(2)
Thomas J. Davis(2)
Robert Frommer(2)
Barry M. Ginsburg(2)(3)
Philip D. Kaltenbacher(2)(4)
Reuben S. Leibowitz(2)(5)
Michael J. Clarke(2)
Directors and Executive officers as a group(6) (21 persons)	1,256,461 535,235 24,000 286,880 70,000 33,985 340,418 399,619 72,600 39,400 3,335,342	6.3% 2.8% * 1.5% * * 1.8% 2.1% * * 15.2%

____________

*Less than 1%

(1) Includes Units which are convertible into shares of Common Stock of the Company.
(2) Includes vested options to purchase shares of Common Stock granted under the Option Plans.
(3) Includes Units beneficially owned by Mr. Ginsburg's family and trusts for the benefit of Mr. Ginsburg's family.
(4) Includes 185,931 Units owned by Mr. Kaltenbacher as trustee for his daughters and 1,000 Units owned by Mr. Kaltenbacher's wife, as to which Mr. Kaltenbacher disclaims beneficial ownership.
(5) Includes 17,000 shares of Common Stock owned by the wife or children of Mr. Leibowitz, by a foundation or by a charitable organization and 2,100 shares owned by the mother-in-law of Mr. Leibowitz. Mr. Leibowitz disclaims beneficial ownership of all these shares.
(6) Includes Units convertible into 2,119,613 shares of Common Stock and vested options to purchase 987,458 shares of Common Stock granted under the Option Plans.

Certain Relationships and Transactions

           Le Gourmet Chef, Inc. (less than 10%-owned by a trust for the benefit of the wife of Edward Bloom, a brother of David and William Bloom) rents a total of 65,991 square feet of gross leasable area ("GLA") (0.5% of the Company's total GLA) from the Company in 14 centers. The gross annual rental (including expense reimbursements) for such space was $2,438,052 in 2001. Management considers these rentals to be at fair market value.

           In March 2000, David and William Bloom invested approximately $600,000 in Le Gourmet Chef, Inc. and received less than a 5% non-voting combined interest in such company.

           Effective August 1, 1997, Robert Frommer and the Company entered into a Consulting Agreement pursuant to which Mr. Frommer agreed to perform services for the Company in connection with the development and operation of manufacturers outlet centers in Japan and Hawaii. The agreement provided for payments to Mr. Frommer of $10,000 per month and was terminated by the Company on December 31, 1999. In addition, during the agreement period and for four years after the termination of the agreement, Mr. Frommer will be entitled to a fee of 1% of the development costs, up to a maximum amount of $500,000 per project, on all projects in which he was involved in Japan or Hawaii. During 2000 and 2001, Mr. Frommer received $541,045 and $500,000, respectively, for fees and expenses under this agreement.

           In March 2002, the Company loaned Leslie Chao $488,000, which is due in 2004, with interest due quarterly at the rate of LIBOR plus 200 basis points per annum. The loan proceeds were used to exercise incentive stock options granted in 1994 under the 1993 Option Plan. The loan is secured by Mr. Chao's units in CPG Partners, L.P. (the "Operating Partnership").

           In September 2001, the Company loaned William Bloom $2,751,000, which is due in 2004, with interest due quarterly at the rate of LIBOR plus 200 basis points per annum. A payment of $600,000 on this loan was made in March 2002. The proceeds of the loan were used by Mr. W. Bloom to acquire an approximate 10% non-voting equity interest in Chelsea Interactive, Inc. (a subsidiary of the Company) from an unaffiliated third party. The loan is secured by Mr. W. Bloom's units in the Operating Partnership.

           In June 1999, the Company loaned to a limited partner of Woodbury Family Associates, L.P. ("WFA") the amount of $1,200,000, which was due in 2004, with interest due quarterly at the rate of LIBOR plus 200 basis points per annum. The loan was repaid in full in 2001. David C. Bloom is the general partner of WFA.

           In July 1999, the Company loaned Barry M. Ginsburg the amount of $1,000,000 which is due in 2004, with interest due quarterly at the rate of LIBOR plus 200 basis points per annum. Payments of $500,000 on this loan were made in 2001, and the balance of $500,000 was paid in 2002.

           In March 1997, the Company loaned Thomas J. Davis the amount of $115,000, which was originally due in March 2002, together with interest at the rate of 7.5% per annum. In March 2002, the Compensation Committee approved the forgiveness of this loan plus accrued interest over a five year period ending March 31, 2007. If Mr. Davis leaves the Company during the five-year period, the principal balance outstanding plus accrued interest would be due and payable.

           All transactions in which a director is an interested party, including any interest in a lessee of space from the Company, require the approval of a majority of the disinterested directors.

           David C. Bloom guarantees certain of the Company's obligations under a lease for one of the Company's properties. The Company has indemnified him from and against any liability which he may incur pursuant to this guaranty.

           The Company has entered into a registration rights agreement with all recipients of Units (the "Rightholders") to enable the Rightholders to sell or distribute shares of Common Stock owned by or issuable to any of them upon exchange of Units or any other securities with respect to such Common Stock issued or issuable to any of them through any registered offering of its securities that the Company has determined to undertake. In addition, the Rightholders have the right to demand that the Company prepare and file from time to time a registration statement with respect to the sale or distribution of their common stock. In such event, the expenses of such registration will be borne by the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

           The Company believes that during 2001 all of its officers, directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

2. APPROVAL OF THE LONG-TERM INCENTIVE PLAN

           In 2002, the Compensation Committee approved The Long-Term Incentive Plan (the "Incentive Plan") pursuant to which the Compensation Committee may grant performance units to participants, the payment of which is contingent on the meeting of performance goals during a performance period established by the Committee.

           Performance units are valued based on the Company's cumulative compound growth rate in funds from operations ("FFO") over a five-year performance period and each unit has a target value of $100 based on the Company achieving a 10% cumulative compound growth rate in FFO during this performance period. The Company believes that FFO should be considered in conjunction with net income, to facilitate a clearer understanding of the operating results of the Company. The Company considers FFO an appropriate measure of performance for an equity real estate investment trust.

           Under the Incentive Plan, units vest based on continued service to the Company, with 30% vesting after three years, 50% vesting after four years and 100% vesting after five years. Upon a change in control, units will vest 50% after one year and 100% after the second year. Performance units held in reserve may be awarded during the performance period in recognition of individual performance and contribution to the Company's long-term success. Final valuation of performance units is determined by multiplying the number of performance units granted times the performance unit value based on the five-year cumulative compound growth rate in FFO. This value will be paid at the end of the fifth year in the form of cash. As of March 31, 2002, the Compensation Committee had awarded a total of 36,750 units and 43,250 units are reserved for future awards.

           In the event of termination of a participant under the Incentive Plan, all unvested performance units will be cancelled. All vested units will be valued and paid based on the reason for termination. In the event of death or disability, payment will be based on performance to the date of termination. For other events of termination, units will be paid at the end of the performance period at the lower of the value at the end of the performance period or the date of termination. Employees that leave early or are terminated have the option to cash out vested units on the date of termination at 50% of then vested value.

           Under the Budget Reconciliation Act of 1993, compensation to any individual employee in excess of $1 million per year is not deductible as a business expense unless such compensation is incentive based (a) as provided by predetermined standards, with the outcome substantially in doubt at the time the standards are set, (b) is payable in accordance with a plan approved by an independent Compensation Committee (or independent subcommittee thereof), and (c) such plan has been approved by the stockholders. In order to preserve the maximum tax deductions available to the Company in the event an individual were to receive annual compensation in excess of $1 million as a result of the Incentive Plan, the stockholders are requested to ratify and approve the Incentive Plan.

           The affirmative vote of holders of a majority of the shares of stock of the Company present, or represented by proxy, and entitled to vote at the meeting is required for approval of the Incentive Plan.

The Board of Directors recommends a vote FOR approval of the Incentive Plan.

3. APPOINTMENT OF INDEPENDENT AUDITORS

           The Board of Directors of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit Fees

           The aggregate fees we were billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for 2001 and the reviews of the financial statements included in our Forms 10-Q for 2001 were $310,000.

Financial Information Systems Design and Implementation Fees

           Ernst & Young LLP did not render any services to us during 2001 related to financial information systems design and implementation. Therefore, we were not billed for any services of that type.

All Other Fees

           The aggregate fees we were billed for 2001 by Ernst & Young LLP for professional services other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees" were $439,000.

Audit Committee Consideration of these Fees

           Our Audit Committee has considered whether the provision of the services covered under the categories of "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

           The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's auditors.

4. OTHER MATTERS

Stockholder Proposals

           Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company on or prior to December 27, 2002 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.

Other Business

           At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Denise M. Elmer Secretary

Dated: April 26, 2002

PROXY

CHELSEA PROPERTY GROUP, INC.
2002 Annual Meeting of Stockholders - June 6, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned stockholder of CHELSEA PROPERTY GROUP, INC., a Maryland corporation, hereby appoints David C. Bloom, Leslie T. Chao, Michael J. Clarke and Denise M. Elmer, and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on June 6, 2002, and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

The Board of Directors recommends a vote "FOR" Proposals 1, 2 and 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

|__|	Please mark vote as in this Example

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW, FOR THE APPROVAL OF THE LONG TERM INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

1. To elect three nominees for directors:       2.  To approve the Long        FOR   AGAINST  ABSTAIN
  Nominees:  David C. Bloom                         Term Incentive Plan        |__|  |__|     |__|
             Barry M. Ginsburg
             and Philip D. Kaltenbacher         3.  To ratify the              FOR   AGAINST  ABSTAIN
    |__|     FOR    |__|  WITHHELD                  appointment of Ernst &    |__|  |__|     |__|
                                                    Young as independent
                                                    auditors for the fiscal
                                                    year ending December 31,
                                                    2002.

                                                4.  With discretionary         FOR   AGAINST  ABSTAIN
    |__|     ___________________                    authority upon such other  |__|   |__|    |__|
             For all Nominees except as             matters as may properly
             noted above                            come before this meeting.

                                                MARK HERE IF YOU PLAN           |__|
                                                TO ATTEND THE MEETING

                                                MARK HERE FOR ADDRESS           |__|
                                                CHANGE  AND NOTE AT LEFT

                                                Please sign exactly as your name appears on this proxy
                                                card.  When signing as attorney, executor, trustee or
                                                guardian, please give your full title.

Signature_____________   Date_________          Signature_______________   Date_________